Exhibit 99.1

Media Contact:

Deaira Irons

Cornerstone

dirons@csod.com

Cornerstone Completes Acquisition of Saba Software

SANTA MONICA, Calif. — April 22, 2020 — Cornerstone OnDemand, Inc. (NASDAQ: CSOD), a global leader in people development solutions, today announced the closing of its acquisition of Saba Software, a global leader in talent experience solutions and a portfolio company of Vector Capital. In light of current market conditions, the total transaction value has been reduced from $1.395 billion at the time of announcement to approximately $1.295 billion at closing.

Cornerstone will share detailed financial and operational updates during an expanded first quarter earnings call on May 11, 2020.

About Cornerstone

Cornerstone is the world’s premier people development company. We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise and specialized focus to help them realize the potential of their people. Featuring comprehensive recruiting, personalized learning, modern training content, development-driven performance management and holistic employee data management and insights, Cornerstone’s people development solutions are used by more than 7,000 clients of all sizes, spanning more than 75 million users across over 180 countries and 40 languages. Learn more at www.cornerstoneondemand.com.

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